Exhibit 99.2

CONSENT OF SVB LEERINK LLC

(Previously known as Leerink Partners LLC)

We hereby consent to the use of our opinion letter dated December 4, 2018 to the board of directors of OncoMed Pharmaceuticals, Inc., included as Annex C to the proxy statement/prospectus which forms a part of the Registration Statement on Form F-4 of Mereo BioPharma Group plc, filed on March 15, 2019, and to the references to such opinion in such proxy statement/prospectus under the captions: “Summary – Opinion of OncoMed’s Financial Advisor,” “The Merger – Background of the Merger,” “The Merger – OncoMed’s Reasons for the Merger” and “The Merger – Opinion of Financial Advisor to OncoMed”. Subsequent to the rendering of such opinion, our legal name changed from Leerink Partners LLC to SVB Leerink LLC. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

/s/ SVB LEERINK LLC

New York, New York
March 15, 2019